Rule:  424(b)(3)
                                                            File No:  333-00701

    The Pricing Supplement No. 6 dated September 3, 1997, which was filed on September 5, 1997, is hereby amended and restated in its entirety as follows:

                PRICING SUPPLEMENT NO. 3 DATED SEPTEMBER 3, 1997
               (To Prospectus Supplement dated March 27, 1996 and
                        Prospectus dated March 25, 1996)

                           FLEET FINANCIAL GROUP, INC.
                      RETAIL MEDIUM-TERM NOTEsm SECURITIES
                     DUE 9 MONTHS OR MORE FROM DATE OF ISSUE
                                 FIXED RATE NOTE

                Series J (Senior) [ ]      Series K (Subordinated) [x]

PRINCIPAL AMOUNT:       $15,000,000.00       ORIGINAL ISSUE DISCOUNT (OID) NOTE:                 [ ]   Yes     [X]   No
                                             ----------------------------------
                                             Total Amount of OID:
PRICE TO PUBLIC:        See below            Yield to Maturity:
                                             Initial Accrual Period OID:
NET PROCEEDS:           97.70%
                                             IF OTHER THAN USD:
TRADE DATE:             9/3/97               Specified Currency:
                                             Authorized Denominations:
ISSUE DATE:             9/17/97              Option to Receive Payments in Specified Currency:   [ ]     Yes    [ ]   No
                                             Place of Payment:
MATURITY DATE:          9/17/12

INTEREST RATE:          7.125% per annum

INTEREST PAYMENT DATES: Monthly on the 17th of each month commencing October 17, 1997

RECORD DATES:           The first calendar day of each month

AGENT:                  Smith Barney Inc.
                        AGENT'S CAPACITY:  [x] As Principal      [ ]    As Agent

REDEMPTION:
[ ]         The Notes may not be redeemed prior to maturity.

[x]         The Notes may be redeemed prior to maturity.

            TERMS OF REDEMPTION:
            The Notes will be subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring on September 17, 2001 and each Interest Payment Date occurring thereafter at a redemption price equal to 100% of the principal amount of the Notes upon at least 30 New York business days' notice.

ADDITIONAL TERMS:
The Notes may be sold at varying prices related to prevailing market conditions.

SUBORDINATION:
The Notes will be unsecured and will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the Indenture dated as of October 1, 1992, between the Company and The First National Bank of Chicago, as trustee, as amended by a First Supplemental Indenture dated as of November 30, 1992 (such indenture, as amended, the "Subordinated Indenture"), to all Senior Indebtedness and Other Financial Obligations (each as defined in the Subordinated Indenture) of the Company. The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness or Other Financial Obligations that may be issued or entered into by the Company. As of June 30, 1997, Senior Indebtedness and Other Financial Obligations of the Company aggregated approximately $1.9 billion (holding company only). In addition, because the Company is a holding company, the Notes will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including depositors.